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                                                                     Exhibit 5.1

               [LETTERHEAD OF MCCANN FITZGERALD APPEARS HERE]



                             November 26, 1996



Saville Systems PLC
IDA BUSINESS PARK
Dangan, Galway
Ireland

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the proposed sale of up to 2,782,000 American Depositary Shares ("ADSs"), representing an aggregate of 2,782,000 ordinary shares, par value $0.0025 per share (the "Ordinary Shares"), of Saville Systems PLC, a public limited company incorporated under the laws of the Republic of Ireland, (the "Company"), held by certain shareholders of the Company (the "Shares").

We have acted as counsel for the Company in connection with the proposed sale by the Selling Shareholders of the Shares. This opinion is limited to Irish law as applied by the Irish courts and is given on the basis that it will be governed by and construed in accordance with Irish law. We have made no investigation of the laws of any jurisdiction other than the Republic of Ireland and neither express nor imply any opinion as to any other laws, including the laws of the United States of America or any state thereof.

We have examined signed copies of the Registration Statement and all exhibits thereto, all as filed with the Commission. We have also examined and relied upon the original or copies of minutes of meetings of the shareholders and Board of Directors of the Company, the share register of the Company, a copy of the Articles of Association of the Company, and a copy of the Memorandum of Association of the Company, as amended. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

We have assumed that each of the Selling Shareholders is the beneficial owner of registered shares, or ADSs representing registered shares at least equal in number to the number of Shares set forth opposite such Selling Shareholder's name in the Section of the Registration Statement titled "Selling
Shareholders."




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Based upon the foregoing, we are of the opinion that the Shares proposed to be sold by the Selling Shareholders have been duly authorized and that, when sold by the Selling Shareholders, will be validly issued, fully paid and not subject to further calls thereon.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related Prospectus under the caption "Legal Matters".

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,



/s/ McCANN FITZGERALD
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McCANN FITZGERALD